Exhibit 99.1

16020 Industrial Drive, Gaithersburg, Maryland 20877 USA	Telephone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
(301) 869-9800, ext. 2013	(212) 477-9007, ext. 16	(212) 687-8080

RICHARD J. MASSEY TO RETIRE FROM BIOVERIS

GAITHERSBURG, MD, July 20, 2005 – BioVeris Corporation (Nasdaq: BIOV) announced today that Dr. Richard J. Massey is retiring from his position as the Company’s President and Chief Operating Officer, effective August 1, 2005. Dr. Massey will remain on the Company’s Board of Directors. In honor of his many contributions to the Company, BioVeris is naming its research and development facility after Dr. Massey. Samuel J. Wohlstadter, the Company’s Chief Executive Officer, will assume Dr. Massey’s responsibilities.

“In my 22 year career at BioVeris and its predecessor, I truly enjoyed working with a group of individuals who have dedicated their lives to improving the health of the general population,” said Dr. Massey. “BioVeris has a proud history in the healthcare field, and I am honored to have been a part of it. I have great confidence in the management team and all of the talented employees at BioVeris, and I believe they will continue to build on the Company’s successes.”

“Richard’s commitment to the business is a legacy that will continue at BioVeris,” said Mr. Wohlstadter. “We are proud to have the honor to name our research and development facility the Richard J. Massey Research and Development Center.”

BioVeris Corporation is a global integrated health care company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

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